Exhibit 99.2

FINAL

Third Quarter Fiscal 2008

Conference Call Remarks

August 5, 2008

7:30 a.m. CT

SEAN

Good morning and thank you for joining us.

On the call today are Russ Fradin, our Chairman and CEO, and John Park, our CFO.

Before we get started, let me highlight that when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements.

And, during this call, we will discuss “underlying” operating income, net income, earnings per share and Adjusted EBITDA amounts. These are non-GAAP financial measures that provide a better understanding of our underlying performance. Please refer to this morning’s press release and the Investor Relations section of our web site to obtain a reconciliation of U.S. GAAP to these measures.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that as a courtesy to others you please limit yourself to one question.

Now I’ll turn it over to Russ.

RUSS

Thanks Sean and good morning everyone. Thank you for joining us today.

I am pleased to say we had another good quarter and we made important progress in many key areas. In particular, I want to highlight:

1. Demand for our services remains strong;

2. We have taken a number of actions to invest in future growth and strengthen leadership;

3. We are seeing meaningful improvement in our HR BPO business; and

4. We are in the process of securing $500 million of new financing that will give us real flexibility in these turbulent times.

I will spend a minute on each of these points.

First, in terms of the market, we continue to see strong demand and good sales results and pipelines. This is something we track closely, and we are not seeing a meaningful impact on our demand. This is true across all geographies.

Of course, with the current economic backdrop, we are keeping a sharp eye on any further developments. I want you to know that there are areas of our business that could be susceptible to a downturn—but we have not seen real indications at this point.

Our revenue growth was quite healthy this quarter. Consulting growth was positive, mainly due to demand for Retirement and Financial Management services in Europe and North America. Benefits Outsourcing also grew at a decent pace on higher participant counts and increased project work.

Our pipeline remains healthy—just remember that given the complex contracting and implementation cycles, this revenue won’t appear in our financial results for 12-18 months.

Second, we are making significant investments to grow the business. Our recent acquisitions are part of this plan and also contributed to our top line growth. New Bridge Street, the UK’s leading executive compensation firm, and CSi, a compensation analytics specialist in Australia, together added about 300 basis points to our overall Consulting growth. RealLife HR—renamed Core Benefits Administration—provides health and welfare outsourcing to the middle-market and added about 100 basis points to our Benefits Outsourcing growth. Our acquisition of LCG—a leading leaves management service—was completed July 1st and will add to future growth.

We are also making internal investments, restructuring our costs and strengthening the leadership team. The practical implementation of these steps resulted in a dip in Benefits Outsourcing margins—though still well within our medium-term guidance. Our investments in Benefits have included bringing several large and complex clients live this year, and these large contracts are in the early stage of margin maturity curves that improve over time.

In Consulting we took some restructuring actions to better align the business for future growth and invested in the build out of new practices, and we had severance for the leadership change and other personnel actions.

Last week we named new co-leaders of our Consulting business. Eric Fiedler most recently led the Asia Pacific Consulting business, our fastest growing region with leading market positions in the growing markets of China and India. Yvan Legris most recently led our U.K. Consulting and Benefits Outsourcing operations, another fast-growing business that is one of Hewitt’s crown jewels. These two highly capable executives have demonstrated great leadership and results during their careers, and I am confident that they will lead our already successful Consulting business to the next level of performance.

Third, we are truly pleased with the progress in the HR BPO business. Its year-over-year operating loss improved for a fifth consecutive quarter due to our success in renegotiating some contracts and our cost management efforts. With most of the sensitive contract situations resolved, the overall portfolio situation continues to improve, and we intend to address the few sensitive situations that remain. While we see the growth prospects in this business as more modest than once envisioned, we feel good about our progress to date.

Finally, we are about to close some financing in order to continue our progress in improving our capital structure and supporting our growth agenda. Specifically, we’re in the process of arranging $500 million of new debt financing. This will give us real flexibility in these challenging economic times to both look at appropriate acquisitions and improve our capital structure. Our Finance team deserves a lot of credit for getting this done under current market conditions.

With that, I will turn the call over to John to provide more detail on our third quarter results, the financing and outlook for the balance of 2008.

JOHN

Thanks, Russ, and good morning everyone.

In the third quarter, reported consolidated net revenues grew 7%. Adjusting for currency, acquisitions and divestitures, and third party revenue, revenues increased 6%.

Reported consolidated operating income grew 12% to $81 million in the third quarter, compared to $72 million last year.

Our underlying operating income grew 4% to $83 million in the third quarter, compared to $81 million last year. These results include $9 million in net severance and $4 million in net litigation charges but exclude the following one-time items:

•	In the current quarter, a $2 million pretax charge related to the rationalization of our real estate portfolio.

•

In last year’s quarter, $12 million in pretax charges related to severance, mostly in our HR BPO business, the restructuring of an HR BPO contract, and the resolution of a legal dispute. Last year’s underlying results also exclude a favorable pretax contribution of $3 million related to our Cyborg operations, which we sold in the second quarter of this year.

Our effective tax rate was 43.5% for the quarter, compared to 36.6% in the third quarter last year. The higher rate is principally due to discrete items in both years. On an underlying basis, our effective tax rate was 39% for the quarter.

Our reported net income for the third quarter remained relatively flat at $48 million, or 48 cents per diluted share, compared with net income of $48 million, or 43 cents per diluted share last year. Adjusting for the one-time items and normalizing the tax rates, we recorded underlying earnings of 53 cents per diluted share in the third quarter as compared to 46 cents per diluted share last year—an increase of 16 percent.

Cash flow from operations was $161 million for the nine-month period, compared to $258 million in the prior-year period. Free cash flow was $81 million, which compared to $195 million in the prior nine-month period.

The decrease in free cash flow was driven primarily by higher performance-based compensation paid in the current year for fiscal 2007 performance, higher tax payments, and increased receivables. Payments related to previously-disclosed HR BPO client settlements also contributed to the decline. These items were partially offset by higher net income.

Capital expenditures increased to $23 million in the third quarter and $80 million for the nine month period, versus $21 million and $63 million in the prior-year, respectively. The year to date increase was driven by technology investments and spending related to our real estate rationalization.

Adjusted EBITDA for the nine-month period increased by $89 million over the prior year to $395 million, based almost entirely on gains in our HR BPO business.

Regarding our share repurchase program, during the third quarter we bought back $13 million of stock at an average of $38.39 per share. From the end of the quarter to yesterday’s market close, we bought back an additional $72 million of stock at an average price of $36.36 per share, leaving us with $83 million remaining on the existing $750 million program.

Now, let me provide some color on the performance of our business segments.

In Benefits Outsourcing, reported third quarter segment revenues grew 5%. Adjusting for acquisitions and currency, revenues increased 3%. Growth was driven primarily by new client participant growth and increased project work, partially offset by client losses. End user participant counts increased by 9 percent to 19.7 million.

Reported third quarter Benefits Outsourcing margins declined approximately 170 basis points to 24.8%. Excluding one-time items, third quarter underlying Benefit Outsourcing margins declined 215 basis points to 25.2%, mostly due to higher compensation and client service delivery expenses related to several large and complex clients that recently went live, higher provisions for legal settlements, and higher performance-based compensation. These higher costs were partially offset by a notable improvement in our European operations as that business has stabilized nicely.

In HR BPO, reported revenue declined 5%. However, when adjusting for one-time items, currency, and excluding third-party revenue, segment revenues grew 4% over last year. Growth was driven primarily by several contracts that went live, partially offset by planned service reductions to certain clients and favorable one-time adjustments in the prior year.

Reported HR BPO segment loss was $16 million for the quarter, compared to a loss of $37 million last year. Excluding one-time items, the underlying operating loss improved to $16 million, compared to a loss of $33 million in the third quarter last year. The improvement reflects staffing leverage and infrastructure savings related to our Lean productivity program and the successful renegotiation of some contracts.

The business continues to stabilize, and as a result we expect to share a more specific profitability outlook during our fourth quarter call.

Let me make a few comments on our Outsourcing sales prospects:

In Benefits Outsourcing, we’re seeing good activity across the marketplace and our pipeline remains strong. In particular, we’re seeing strong demand for our new Core Benefits Administration offering—which is the branding for our middle market platform based on our acquisition of RealLife HR last year. This business continues to perform above our expectations and we are excited about its growth prospects. The LCG leaves administration pipeline was very solid at closing and we have supplemented it since then.

With respect to HR BPO, while there are a few new deals in the marketplace, we are seeing a slight up tick in activity. Some companies are beginning to explore smaller bundles of services, which is squarely in line with our strategy.

Now a look at our Consulting business.

Consulting reported strong top-line growth, with reported net revenues increasing by 18%. Excluding currency, revenues grew 15%, reflecting organic growth of 12% and another 3% of growth from acquisitions. From a practice perspective, Retirement and Financial Management grew in the mid-teens; Talent and Organization Consulting grew in the low teens; Health Management grew modestly; and Communication declined in the low-single digits.

Regionally, Europe and North America accounted for most of the overall segment revenue growth. In Europe and North America we continue to see a healthy market for Retirement and Financial Management services, driven by legislative and accounting changes and our expansion of services to current clients, new client wins, and project work. Our strong growth in Asia Pacific continued again this quarter, driven by demand for our Talent and Organizational Consulting services, and made a notable contribution to the year-over-year segment increase.

Reported third quarter Consulting margin was 11.5%, and, excluding one-time items, underlying margin was 11.7%—which was a decline of about 500 basis points from last year. Reported and underlying third quarter Consulting margins clearly fell below our medium-term targets, primarily due to higher compensation costs. Included in that is $6 million in severance charges related to the leadership change and other restructuring activities.

We also continued our investment to build out new practices during the quarter. Overall, we remain comfortable with our medium-term margin targets of mid to high teens.

Finally, for the third quarter, unallocated shared services costs, as a percentage of net revenue, increased slightly to 3.6% on both a reported and underlying basis, mainly due to higher performance-based compensation, legal fees, and the timing of some one-time favorabilities in the prior year.

Turning to our outlook for the remainder of the year…. we are updating our full year guidance based on the good progress we’ve made through the first three quarters of fiscal 2008.

This guidance reflects our performance expectations on an underlying basis after excluding the previously disclosed unusual items in both fiscal 2008 and 2007.

We now anticipate the following:

•	Total company net revenue growth in the mid- to high- single digits;

•	Underlying operating income of approximately $320 million to $335 million, and

•	Underlying diluted earnings per share of $1.90 to $2.00, with a higher likelihood of falling in the upper half of the range.

We see our solid revenue growth trends continuing for the balance of the year. The broad EPS guidance range for the fourth quarter gives us flexibility in the timing of our restructuring actions and reflects our desire to remain cautious given the current economic backdrop.

We’re also expecting strong growth in our adjusted EBITDA metric, but slightly lagging diluted EPS growth, again on an underlying basis.

As a reminder of how much progress we’ve made in the course of the year, this guidance includes approximately six cents per share of earnings dilution due to the loss of the Cyborg business for the last eight months of fiscal 2008, some modest incremental dilution from our recent acquisitions as well as a significant amount of severance.

This guidance also assumes continued execution of our share repurchase program and a normalized effective tax rate of 39 percent. It also reflects the likelihood of additional severance charges related to continued workforce restructuring.

Our guidance excludes the previously disclosed unusual items as well as anticipated full year real estate charges of approximately $35 million to $45 million previously communicated, and right now are trending towards the upper end of that range. I’ll remind everyone that year-to-date we’ve taken $10 million in real estate charges, leaving a balance of $25 to $35 million in the fourth quarter.

Before I turn the call back over to Russ, I’d like to give you some more color on our recent financing activities.

As Russ mentioned, later this month we intend to close on two financing transactions totaling $500 million. The financing will consist of a $270 million five year syndicated senior unsecured term loan and $230 million in privately-placed senior unsecured notes, with most maturing in 7 years and some maturing in 10. The notes are not being offered publicly and will not be registered. The weighted average pre-tax cost of financing is expected to be approximately 6%.

The financing will give us the flexibility to optimize our debt, pursue focused M&A opportunities as they arise, and improve our capital structure.

Now, before we take your questions, I’d like to turn the call back to Russ.

RUSS

Thanks, John.

In summary, we had a good overall third quarter and we’re very pleased with our progress this year. We’ve developed some nice momentum, and we see it continuing through the fourth quarter.

Our four strategic priorities of keeping clients first, creating a rewarding work experience, growing with intention, and getting lean remain unchanged and will continue to guide our future actions.

Our plans for the balance of 2008 are intended to position us for continued success in 2009 and beyond.

We’re encouraged by our progress, and we plan on continuing the hard work required to achieve our objectives.

Operator—we’re ready to take some questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.